Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

October 7, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Quality Alliance Group, Inc.
Chesterfield, VA

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Quality Alliance Group, Inc. of our report dated September 27, 2010, relating to the financial statements of Quality Alliance Group, Inc., a Nevada Corporation, as of and for the years ending June 30, 2010 and 2009 and for the period from May 7, 2008 (inception) to June 30, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC